EX-35.22
(logo) WELLS FARGO

Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045

Tel: 410 884-2000
Fax: 410 715 2380

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue,
New York, NY 10017


RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2013 (the "reporting period"):

(c) A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(d) To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.


March 7, 2014


/s/ Brian Smith
Brian Smith
Vice President


(page)


To: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule A

List of Servicing Agreement(s) and Series

1. Pooling and Servicing Agreement dated as of August 1, 2013, by and among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP, as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer and Special Servicer, and PENTALPHA SURVEILLANCE LLC, as Senior Trust Advisor and Wells Fargo Bank, N.A. as Certificate Administrator, Paying Agent, Trustee and Custodian relating to the Series JPMBB 2013-C14 Commercial Mortgage Pass-Through Certificates relating to The South ridge Mall Whole Loan, a pari passu portion of which is included in the Series JPMC 2013-C12 Commercial Mortgage Pass-Through Certificates transaction.


(page)


To: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable